Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cottonwood Communities, Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)(3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class I Common Stock, par value $0.01 per share	Rule 457(h)(1) and Rule 457(c)	300,000 shares	$18.9882	$5,696,460	$92.70 per $1,000,000	$528.06
Total Offering Amounts					$5,696,460		$528.06
Total Fee Offsets							$0
Net Fee Due							$528.06

(1)

Represents 300,000 shares of Class I common stock, par value $0.01 per share (the “Common Stock”) of Cottonwood Communities, Inc. (the “Registrant”) available for future issuance in accordance with the Cottonwood Communities, Inc. 2022 Equity Incentive Plan; and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of shares of Common Stock which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)

There is no established market for the Registrant’s shares of common stock. Our board of directors, including a majority of our independent directors, has adopted valuation guidelines, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our Net Asset Value (“NAV”). The February 28, 2022 NAV for our outstanding Class I shares was $18.9882, which is the most recent NAV per share prior to filing this Registration Statement.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act.